                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 19)

                         Mine Safety Appliances Company
                         ------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
                           --------------------------
                         (Title of Class of Securities)

                                  602720 10 4
                                  -------------
                                 (CUSIP Number)



1.   Name of Reporting Person          Helen Ruth Henderson
                             -------------------------------------

2.   Check the Appropriate Box if a Member of a Group
     (a)  [ ]
     (b)  [X]

3.   SEC Use Only
                  -----------------------------------

4.   Citizenship           USA
                  ------------------------------------------------------------

Number of       5.  Sole Voting Power                309,134
                                     ------------------------------------------
Shares
Beneficially    6.  Shared Voting Power               97,892
                                       ----------------------------------------
Owned by
Each            7.  Sole Dispositive Power           309,134
                                          -------------------------------------
Reporting
Person With     8.  Shared Dispositive Power          52,340
                                            -----------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                      407,026
     --------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares
           --------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9   7.8%
                                                      ------

12.  Type of Reporting Person               IN
                             ------------------------------------

ITEM 1(A) NAME OF ISSUER:
          ---------------

          Mine Safety Appliances Company

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          ------------------------------------------------

          P. O. Box 426
          Pittsburgh, Pennsylvania  15230

ITEM 2(A) NAME OF PERSON FILING:
          ----------------------

          Helen Ruth Henderson

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
          ------------------------------------------------------------

          728 Fairview Road
          Pittsburgh, Pennsylvania  15238

ITEM 2(C) CITIZENSHIP:
          ------------

          USA

ITEM 2(D) TITLE OF CLASS OF SECURITIES:
          -----------------------------

          Common Stock, No Par Value

ITEM 2(E) CUSIP NO.:
          ----------

          602720 10 4

ITEM 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B),
          ------------------------------------------------------------------
          CHECK WHETHER THE PERSON FILING IS A:
          -------------------------------------

          Inapplicable. This statement is filed pursuant to Rule 13d-2(b) by a person described in Rule 13d-1(c).

ITEM 4    OWNERSHIP:
          ----------

          See Items (5) through (9) and Item (11) of cover page.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          ---------------------------------------------

          Inapplicable.

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ----------------------------------------------------------------

          Inapplicable.

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ----------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
          ---------------------------------------------------------

          Inapplicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ----------------------------------------------------------

        The undersigned is not a member of any group of two or more persons who have agreed to act together for the purpose of acquiring, holding, voting or disposing of any equity securities of Mine Safety Appliances Company.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:
          -------------------------------

          Inapplicable.

ITEM 10   CERTIFICATION:
          --------------

          Inapplicable.


                                   SIGNATURE
                                   ---------

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            January 13, 1997
                                    -------------------------------
                                    Date

                                       /s/ Helen Ruth Henderson
                                    -------------------------------
                                    Signature

                                          Helen Ruth Henderson
                                    --------------------------------
                                    Name/Title